Exhibit 23.03

Consent of Independent Registered Public Accounting Firm

New Wave Media, Inc.

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 15, 2012, relating to the consolidated financial statements of New Wave Media, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

April 20, 2012